Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-130089

Pricing Supplement No. 8 dated April 17, 2006.
(To Prospectus dated April 12, 2006 and Prospectus
Supplement dated April 12, 2006)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

       Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                   Hartford Life Global Funding Trust 2006-044
                                (Issuing Entity)

                     5.50% Callable Notes due April 15, 2011

The description in this pricing supplement of the particular terms of the 5.50% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Interest Rate:               5.50%                 Trade Date:                    April 24, 2006

Price to Public:             100%                  Issuance Date:                 April 27, 2006

Agent's Discount:            1.00%                 Stated Maturity Date:          April 15, 2011

CUSIP Number:                41659FJS4             Initial Interest Payment Date: October 15, 2006

Day Count Convention:        30/360                Interest Payment Frequency:    Semi-Annually

                                                   Regular Record Dates: 15 days prior to any
Optional Redemption:         Yes [X] No [ ]        Interest Payment Date.
Optional Redemption Date:    April 15, 2008
   or any Interest Payment Date thereafter.        The Survivor's Option [X] is [ ] is not available
   Initial Redemption Percentage: 100%                Annual Put Limitation:      $1 million or 1%
   Annual Percentage Reduction: N/A                   Individual Put Limitation:  $250,000
   Redemption may be: [X] In whole only.              Trust Put Limitation:       N/A
                      [ ] In whole or in part.

Securities Exchange Listing: None.                 Authorized Denominations: $1,000 integral amounts.

Other Provisions Relating to the Notes: None.      Special Tax Considerations: None.

Agents : Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Financial Services, Inc.; Wachovia Securities

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:  Hartford Life Insurance Company

Interest Rate:               5.50%                 Effective Date:                April 27, 2006

Funding Agreement:           FA-406044             Stated Maturity Date:          April 15, 2011

Day Count Convention:        30/360                Initial Interest Payment Date: October 15, 2006

Special Tax Considerations:  None.                 Interest Payment Frequency:    Semi-Annually

Optional Redemption:         Yes [X] No [ ]        Survivor Option: Under the Funding
Optional Redemption Date:    April 15, 2008           Agreement, Hartford Life Insurance
   or any Interest Payment Date thereafter.           Company [X] is [ ] is not  required to
   Initial Redemption Percentage: 100%                provide the Trust with amounts it needs to
   Annual Percentage Reduction:   N/A                 honor valid exercises of the Survivor's
   Redemption may be: [X] In whole only.              Option.
                      [ ] In whole or in part.
                                                   Other Provisions Relating to the Funding
                                                   Agreement: None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Associate Counsel.


       INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING
                                   AGREEMENT

It is anticipated that, as of April 27, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's: AA-             Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of April 27, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's: AA-             Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

                                       2